EXHIBIT 4.9

DATED 18 November 2014

NAVIOS MARITIME MIDSTREAM PARTNERS L.P. (1)

as Beneficiary

and

NAVIOS MARITIME ACQUISITION CORPORATION (2)

as Obligor

BACKSTOP AGREEMENT

This Agreement is made as of 18th of November 2014 by:

(1)	NAVIOS MARITIME MIDSTREAM PARTNERS L.P., a limited partnership formed in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Beneficiary”);

(2)	NAVIOS MARITIME ACQUISITION CORPORATION, a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (the “Obligor”).

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.	The Obligor, the Beneficiary, Aegean Sea Maritime Holdings Inc., a Marshall Islands corporation and wholly owned subsidiary of the Obligor (“Aegean”), Navios Maritime Midstream Partners GP LLC, a Marshall Islands limited liability company and general partner of the Beneficiary, and Navios Maritime Midstream Operating LLC, a Marshall Islands limited liability company and wholly owned subsidiary of the Beneficiary (“OLLC”), have entered into a first contribution and conveyance agreement dated November 18, 2014 (“First Contribution and Conveyance Agreement”) whereby Aegean has agreed to contribute to the Beneficiary all of the outstanding shares of capital stock of the vessel-owning subsidiaries as set forth on Schedule A hereto (the “Vessel-Owning Subsidiaries”).

B.	The respective Vessel-Owning Subsidiaries own the respective Vessels as described in Schedule A hereto (the “Vessels”), which are each subject to a respective charterparty (a “Charterparty”).

C.	Each Charterparty is subject to the respective floor rates as set forth on Schedule A hereto (the “Floor Rates”).

D.	Pursuant to and in consideration for the First Contribution and Conveyance Agreement, the Obligor has agreed to provide a backstop commitment to the Beneficiary with respect to the Floor Rates on the terms set out in this Agreement.

NOW IT IS HEREBY AGREED:

1.	The Obligor (or its guaranteed nominee) hereby irrevocably and unconditionally undertakes and agrees that it shall, beginning from the redelivery of each Vessel from its current charterer under its respective Charterparty until two years after the Scheduled Redelivery (as set forth in Schedule A hereto), following receipt of the Beneficiary’s notice (a “Notice”) that a rate greater to or equal to the Floor Rate is not available in the open market, charter the vessel from the relevant Vessel-Owning Subsidiary on terms substantially the same as the Charterparty in respect of the Vessel, provided that the Obligor shall be required to pay hire at the respective Floor Rate.

2.	Any Notice hereunder shall be tendered not later than 15 days prior to the Scheduled Redelivery of the Vessel and be accompanied by written details of the facts giving rise to such notice and a statement that such Floor Rate on terms substantial similar to the respective Charterparty is not available in the open market.

3.	Following the receipt of a Notice, the Obligor and the Beneficiary (or its nominee) shall conclude the charterparty of the Vessel by the Scheduled Redelivery.

4.	Any Notice hereunder shall be deemed to have been given, and shall take effect, when delivered by hand or transmitted by fax or electronic mail in full legible form to the Obligor at 7 Avenue de Grande Bretagne, Office 11B2, Monte Carlo, MC 98000 Monaco, Fax no.: + 30 210 453 1984, email: vpapaefthymiou@navios.com .

5.	This Agreement shall be binding upon, and inure for the benefit of, the Beneficiary and its successors in title, and the Beneficiary may assign, nominate or transfer any of its rights under this Agreement to its financing banks without the consent of the Obligor.

6.	The agreement constituted by this Agreement and any non-contractual obligations arising out of or in connection with it is governed by, and shall be construed in accordance with, English law.

7.	The Obligor agrees, for the benefit of the Beneficiary, that any legal action or proceedings arising out of or in connection with this Agreement (and any non-contractual obligations arising out of or in connection with its formation) against the Obligor or any of its assets may be brought in the English courts. The Obligor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers HFW Nominees Ltd at present of Friary Court, 65 Crutched Friars, London EC3N 2AE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Beneficiary to take any proceedings against the Obligor in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

8.	All parties agree that each Vessel-Owning Subsidiary shall be, and is hereby, named as an express third-party beneficiary of this Agreement, with full rights as such, including enforcement rights.

9.	Other than pursuant to paragraph 8, no term of this Agreement is enforceable under the provisions of the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this undertaking.

IN WITNESS WHEREOF this Agreement has been duly executed as of the day and year first above written.

by /s/ Vasiliki Papaefthymiou	)
the duly authorised representative	)
for and on behalf of	)
NAVIOS MARITIME MIDSTREAM	)
PARTNERS L.P.	)

by /s/ Leonidas Korres	)
the duly authorised representative	)
for and on behalf of	)
NAVIOS MARITIME	)
ACQUISITION CORPORATION	)

Acknowledged this day of November 2014

by /s/ Leonidas Korres	)
the duly authorised representative	)
for and on behalf of	)
SHINYO KANNIKA LIMITED	)

by /s/ Leonidas Korres	)
the duly authorised representative	)
for and on behalf of	)
SHINYO OCEAN LIMITED	)

SCHEDULE A

Vessel-Owning Subsidiary	Vessel	Floor Rate	Scheduled Redelivery
Shinyo Ocean Limited	Shinyo Ocean	USD 38,400	January 2017
Shinyo Kannika Limited	Shinyo Kannika	USD 38,025	February 2017